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                                                                    Exhibit 99.1



FOR IMMEDIATE RELEASE
MEDIA CONTACTS:                        INVESTOR CONTACT:
Dawn Orlinsky                          Dave Gentry
GlowPoint                              Aurelius Consulting Group for GlowPoint
(973) 391-2062                         (407) 644-4256
dorlinsky@glowpoint.com                dave@aurcg.com
www.glowpoint.com                      www.runonideas.com


                       GLOWPOINT SECURITIES TO BE DELISTED

HILLSIDE, N.J. OCTOBER 5, 2005 -- Glowpoint, Inc. (NASDAQ: GLOWE), has been notified by Nasdaq that its securities will be delisted from the Nasdaq Stock Market effective with the open of business on Wednesday, October 5, 2005. The determination to delist the Company's securities was made subsequent to a September 15, 2005 hearing before a Nasdaq Listing Qualifications Panel at which Glowpoint sought a conditional listing exception.

         As previously announced, Glowpoint was notified on August 16, 2005 that it was subject to delisting because the Company failed to file its Form 10-Q for the quarter ended June 30, 2005 as required by Nasdaq Marketplace Rule 4310(c)(14). On August 3, 2005, Glowpoint announced that it had determined that it was necessary to restate its financial statements for the years ended December 31, 2002, 2003 and 2004 (and the related quarters) and for the quarter ended March 31, 2005, and that it would be unable to file its Form 10-Q for the quarter ended June 30, 2005 on a timely basis.

         In denying the Company's request for the conditional listing exception, the Nasdaq Panel concluded that Glowpoint had not presented a definitive plan of compliance with respect to the re-auditing of its historical financial statements that would satisfy its current reporting obligations and bring its filings current. Glowpoint is unable at this time to provide a definitive timeline as to when the restatements will be completed and when its SEC filings will be brought current, but the Company is working diligently with its independent auditors and the Audit Committee to complete the restatement process as soon as possible.

         Glowpoint is considering whether to appeal the Panel's delisting decision to the Nasdaq Listing and Hearing Review Council. Any such appeal must be filed within 15 days from the date of the Panel's decision; however, the filing of an appeal will not stay the delisting decision. Following the removal from Nasdaq, the Company expects its common stock to be quoted in the Pink Sheets.

         Glowpoint also announced today that its Audit Committee has completed its investigation of the issues giving rise to the restatement of the Company's historical financial statements. The Audit Committee conducted this investigation through its independent counsel and a forensic audit firm. The investigation found, among other things, that expenses associated with services provided to and equipment purchased by customers during 2001 through 2003 were improperly capitalized as additions to the Company's fixed assets, and that such practices affected the Company's 2001 through 2004 financial statements. As previously reported, these transactions principally relate to activities that occurred when the Company was primarily a reseller of video conferencing equipment.


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         The Audit Committee investigation also found that, during the same period, some of the amounts associated with the practices described above were addressed or written off in subsequent accounting entries that were themselves improper, and that similarly improper additions to the Company's fixed assets continued even after such write-offs had occurred. The Company's prior Chief Financial Officer, who participated in these practices and under whose supervision they occurred, left the Company in April 2005 after the planned relocation of the finance department from New Hampshire to the Company's headquarters in New Jersey was completed. In addition to issues affecting the Company's fixed assets, the investigation found that during the relevant period the Company lacked adequate internal accounting controls. The investigation further found that the Company's current management had since helped to institute improved internal accounting controls. The Company's current management continues to address these matters. Finally, the investigation identified certain areas that warrant further scrutiny by the Company, including the Company's past revenue recognition practices when the Company was a reseller of video conferencing equipment. The equipment resale business was sold in September 2003.

About Glowpoint

         Glowpoint, Inc. is the world's leading broadcast quality, IP-based video communications service provider. Glowpoint operates a video communications service featuring broadcast quality images with telephone-like reliability, features and ease-of-use and is a member of the Cisco Powered Network Program and Covad Partner Program. The Glowpoint network spans four continents and carries on average over 20,000 video calls per month worldwide. Since the network was introduced in 2000, Glowpoint has carried over 23 million IP video minutes. Glowpoint is headquartered in Hillside, New Jersey. To learn more about Glowpoint, visit www.Glowpoint.com.

About Pink Sheets LLC

         Pink Sheets provides broker-dealers, issuers and investors with electronic and print products and information services designed to improve the transparency of the over-the-counter (OTC) markets. The products are designed to increase the efficiency of OTC markets, leading to greater liquidity and investor interest in OTC securities. Pink Sheets' centralized information network is a source of competitive market maker quotations, historical prices and corporate information about OTC issues and issuers. Pink Sheets is neither an SEC-Registered Stock Exchange nor a NASD Broker/Dealer. Investors must contact a NASD Broker/Dealer to trade in a security quoted on the Pink Sheets. Pink Sheets LLC is a privately owned company headquartered in New York City. More information is available at http://www.pinksheets.com.



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Caution Regarding Forward-Looking Statements

         This press release contains forward-looking statements within the meaning of section 21E of the Securities Exchange Act of 1934, as amended, that reflect Glowpoint's judgment and involve risks and uncertainties as of the date of this release. These statements include those related to the completion of the restatement and re-audit of the historical financial statements, the filing of delinquent reports on Form 10-Q, the trading of the Company's common stock in the Pink Sheets, the possibility or success of an appeal to the Nasdaq Listing and Hearing Review Council, and any other expectations or anticipated events. Actual events or results may differ materially from Glowpoint's expectations. There can be no assurance as to when the restatement of annual or quarterly financial results, the re-audit of annual and review of quarterly financial statements or the filing of Form 10-Q will be completed, that the circumstance of the restatement will not result in a finding of a material weakness in the Company's internal control over financial reporting, that other accounting errors or control deficiencies which individually or in the aggregate constitute a material weakness, will not be identified during the restatement and re-audit of the historical financial statements, or that adjustments for other periods will not be required. Glowpoint disclaims any intent or obligation to update these forward-looking statements beyond the date of this release.



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